Exhibit 5.1

potsdamer Platz 1	morrison & foerster llp
10785 berlin	beijing, berlin, brussels,
denver, hong kong, london,
telephone: +49 30 726 221 0	los angeles, new york,
facsimile: +49 30 726 221 100	northern virginia, palo alto,
san diego, san francisco, shanghai,
singapore, tokyo, washington, d.c.

www.mofo.com

Spark Networks SE

Kohlfurter Straße 41/43

10999 Berlin

May 7, 2018

Spark Networks SE – Issuance of up to 70,000 ordinary no par value shares

Ladies and Gentlemen

We have acted as German legal advisers to Spark Networks SE, Munich, a European stock corporation (Societas Europaea) (the “Company”), as to matters of German law in connection with the issuing by the Company of ordinary no par value registered shares of the Company, each representing a notional amount of € 1.00 of the Company’s share capital, (the “Shares”) in connection with the Company’s 2018 Virtual Stock Option Plan (the “VSOP 2018”). The VSOP 2018 replaces the Company’s 2017 Virtual Stock Option Plan expanding its scope by an aggregate of up to 70,000 Shares (that may be delivered in the form of the ADSs representing the right to receive such Shares) which will be created utilizing the authorized capital contained in the Articles of Association of Spark Networks SE in § 4 (3) (the “Option Shares”). We have been informed that the Option Shares will be registered with the Securities and Exchange Commission (the “SEC”) through a registration statement on Form S-8 (the “Registration Statement”).

Morrison & Foerster LLP is a Limited Liability Partnership under the laws of California, registered with the Secretary of State, State of California, Sacramento, California (registration number 45391). The Berlin office is seated at Potsdamer Platz 1, 10785 Berlin. The personal liability of the partners as shareholders of Morrison & Foerster LLP is limited. A list of all partners of Morrison & Foerster LLP is available for inspection at the Berlin office.

The partners of the Berlin office are: Christoph Wagner, Jens-Uwe Hinder, Hanno Timner, Dirk Besse, Jörg Meißner, Andreas Grünwald, Kristina Ehle (International), Angela Kerek (International), Christiane Stützle (International) and Florian Ehrich (International).

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Documents Reviewed

1.	For the purposes of rendering this legal opinion, we have examined the following documents (together, the “Opinion Documents”)
	(a)	a copy of the Articles of Association (Satzung) of the Company in a version certified by the notary public Prof. Dr. Dieter Mayer November 3, 2017;
	(b)	a copy of the minutes of the extraordinary shareholders’ meeting of the Company held on October 25, 2017, setting forth, inter alia, the resolution passed by the shareholders’ meeting authorizing the administrative board (Verwaltungsrat, “Administrative Board”) of the Company to increase in one or more transactions at any time through October 31, 2022, the Company’s share capital by up to € 640,000.00 by issuing new shares against cash or non-cash consideration pursuant to sections 202 et seq. of the German Stock Corporation Act (Aktiengesetz) (“Authorized Capital”);
	(c)	an electronic excerpt from the commercial register at the local court in Munich (Amtsgericht München) relating to the Company, docket no. HRB 232591, dated May 7, 2018 (“Register Excerpt”); and
	(d)	any such other documents, declarations, certificates and other papers as we have deemed necessary as a basis for the opinions expressed herein.

Assumptions

2.	In considering the Opinion Documents and rendering this opinion we have assumed without further inquiry:
	(a)	the conformity of all copies of documents supplied to us with the relevant originals and the authenticity and completeness of all documents submitted to us whether as originals or as copies;
	(b)	that all signatures on Opinion Documents are genuine signatures of those individuals from whom they purport to stem;
	(c)	that Opinion Documents examined by us in draft form have been or, as the case may be, will be executed in the form of the draft examined by us;
	(d)	that the Register Excerpt is accurate and complete as of its date and that no changes to the facts related therein have occurred between its date and the date hereof;
	(e)	the correctness and completeness of all factual matters expressed in the Opinion Documents;

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(f)	that the validity of the shareholder resolution referred to under 1(b) above is not affected by any circumstance not apparent from the face of the Opinion Document referred to under 1(b);
(g)	that with respect to the Option Shares under the VSOP 2018 the Administrative Board will pass one or more valid resolutions to increase the stated share capital of the Company by issuing such Option Shares from the Authorized Capital of the Company to the exclusion of pre-emptive rights of shareholders (each a “VSOP Administrative Board Resolution”);
(h)	that the Company will enter into one or more contribution agreements under which ownership of and legal title to the payment claims resulting from exercising the options granted under the VSOP 2018 (the “VSOP Payment Claims”) is assigned and transferred to the Company (each a “VSOP Contribution Agreement”);
(i)	that each person entering into a VSOP Contribution Agreement with the Company will duly execute, and deliver to the Company, a subscription certificate (Zeichnungsschein) for the subscription of such number of Option Shares which corresponds to the VSOP Payment Claims contributed under the respective VSOP Contribution Agreement;
(j)	that each capital increase regarding the Option Shares under the VSOP 2018 as resolved by a VSOP Administrative Board Resolution will be duly registered with the competent commercial register; and
(k)	that one or more global share certificates (Globalaktien) representing an aggregate of up to 70,000 ordinary no par value registered shares of the Company, each representing a notional amount of € 1.00 of the Company’s share capital will be validly issued.

Laws Considered

3.	The undersigned is admitted to the bar in Berlin, Germany, and licensed as attorney in Germany. This opinion is, therefore, limited to matters of German law as presently in effect (including the law of the European Union). We have not investigated and do not express or imply an opinion with respect to the laws of any other jurisdiction.

Opinion Statement

4.	Based upon and subject to the foregoing and the qualifications set out below, we are of the opinion that the Option Shares when issued in the manner described in the assumptions under 2. above., will be legally and validly issued, fully paid and non-assessable

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In this opinion, concepts of German law are addressed in the English language and not in the original German terms, which may differ in their exact legal meaning. This opinion may only be relied upon under the express condition that this opinion and any issues of interpretation arising hereunder are exclusively governed by German law.

This opinion speaks as of its date only, and we do not assume any obligation to update this opinion or to inform you of any changes to any of the facts or laws of other matters referred to herein. This opinion is rendered solely in connection with the Registration Statement. This opinion may not, without our prior written consent, be disclosed, quoted, referred to in any other matter or context whatsoever, save that this opinion may be used as required by law. However, we consent to the filing of this opinion as an exhibit to the Registration Statement. By giving this consent, we neither claim nor admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations issued thereunder.

Very truly yours

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP